Exhibit 99.1

Fate Therapeutics Announces Pricing of $100 Million Underwritten Offering and Concurrent Private Placement

San Diego, CA – March 19, 2024 – (GLOBAL NEWSWIRE) – Fate Therapeutics, Inc. (the “Company” or “Fate Therapeutics”) (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to bringing a first-in-class pipeline of induced pluripotent stem cell (iPSC)-derived cellular immunotherapies to patients with cancer and autoimmune disorders, today announced the pricing of an underwritten offering of 14,545,454 shares of its common stock at an offering price of $5.50 per share. The offering includes participation from new and existing institutional investors, including Adage Capital Partners LP., Boxer Capital, Deep Track Capital, OrbiMed, Suvretta Capital and a life-sciences focused investor.

In addition, the Company announced the pricing of a concurrent private placement of pre-funded warrants to purchase 3,636,364 shares of its common stock at a purchase price of $5.499 per pre-funded warrant, which represents the offering price per share of common stock less the $0.001 exercise price per share of each pre-funded warrant, to certain institutional and other accredited investors affiliated with or managed by Redmile Group, LLC.

The gross proceeds from the underwritten offering and private placement are expected to be approximately $100.0 million before deducting underwriting discounts and commissions and other offering expenses. BofA Securities, Jefferies, and Leerink Partners are acting as the joint bookrunning managers for the underwritten offering.

All of the shares and pre-funded warrants are to be sold by the Company. The financing is expected to close on or about March 21, 2024, subject to customary closing conditions.

The Company intends to use the net proceeds from the underwritten offering and concurrent private placement for funding clinical trials and nonclinical studies of the Company’s product candidates, manufacturing expenses associated with the development of the Company’s product candidates, the conduct of preclinical research and development, and for other working capital and general corporate purposes.

A shelf registration statement on Form S-3 (File No. 333-275402) relating to the underwritten offering of the securities described above was filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2023 and became effective on November 27, 2023. A final prospectus supplement relating to and describing the terms of the underwritten offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. When available, copies of the final prospectus supplement may also be obtained from BofA Securities, Inc. NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001,

Attn: Prospectus Department or by email at dg.prospectus_requests@bofa.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com; or Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@leerink.com.

The pre-funded warrants to be sold in the concurrent private placement have not been registered under the Securities Act or under any state securities laws and, unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The securities sold in the private placement will be issued in reliance upon the exemption from registration pursuant to Section 4(a)(2) under the Securities Act in a transaction not involving a public offering of such securities.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to bringing a first-in-class pipeline of induced pluripotent stem cell (iPSC)-derived cellular immunotherapies to patients with cancer and autoimmune disorders. Using its proprietary iPSC product platform, the Company has established a leadership position in creating multiplexed-engineered iPSC lines and in the manufacture and clinical development of off-the-shelf, iPSC-derived cell products. The Company’s pipeline includes iPSC-derived natural killer (NK) cell and T-cell product candidates, which are selectively designed, incorporate novel synthetic controls of cell function, and are intended to deliver multiple therapeutic mechanisms to patients. Fate Therapeutics is headquartered in San Diego, CA.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Fate Therapeutics’ expectations with respect to the underwritten offering and concurrent private placement, the anticipated net proceeds from the underwritten offering and the concurrent private placement, and its intended use of proceeds from the underwritten offering and the concurrent private placement. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including, without limitation, the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the underwritten offering and the concurrent private placement, as well as risks and uncertainties inherent in Fate Therapeutics’ business, including those described in the Company’s periodic filings with the SEC. The events and circumstances reflected in the Company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Fate Therapeutics can be found under the heading

“Risk Factors” in Fate Therapeutics’ periodic reports, including its annual report on Form 10-K for the year ended December 31, 2023 and in the prospectus supplement related to the underwritten offering filed with the SEC on or about the date hereof, each available on the SEC’s website at www.sec.gov. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

212.362.1200

christina.tartaglia@sternir.com